Exhibit (a)(1)(I)
[FORM OF COMMUNICATION TO ELIGIBLE EMPLOYEES ANNOUNCING CANCELLATION OF OFFER]
Announcement of Cancellation of the Option Exchange Program
Today, we are announcing the cancellation of the Option Exchange Program we commenced on March 19, 2007. As outlined in the Offer to Exchange, Photon Dynamics reserved the right to terminate to Option Exchange Program at any time prior to the expiration date of the offer. We are exercising our right to cancel the program effective immediately.
If you have any questions, please telephone Elaine Gonzales at +1 (408) 360-3150 or send an email to RSUEXCHANGE@Photondynamics.com.
Thank you.